Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
2006 Financial Results

FOR IMMEDIATE RELEASE
March 22, 2007

BARRINGTON, IL, March 22, 2007 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2006, as well as for the three months ended December 31, 2006.

Year End Results

For the year ended December 31, 2006, consolidated net sales totaled $35,428,000 compared to consolidated net sales of $29,190,000 for the year ended December 31, 2005, an increase of 21.4%. For the year, CTI achieved net income of $1,895,000 or $0.91 per share (basic) and $0.85 per share (diluted). During the year ended December 31, 2005, CTI incurred a net loss of $333,000 or $(0.17) per share basic and diluted.

CTI’s net income for 2006 included net income before taxes of $1,122,000 and an income tax benefit of $774,000. Absent the income tax benefit, CTI’s earnings per share were $0.54 (basic) and $0.50 (diluted). The income tax benefit arose because of the determination by management of the Company to reduce the reserve previously taken against the Company’s deferred tax asset. This action was taken, and the tax benefit recorded, because of management’s determination that it is more likely than not that CTI will recover the recorded value of its deferred tax asset.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2006 were $9,672,000 compared to consolidated net sales of $6,480,000 for the fourth quarter of 2005, an increase of 49.3%. CTI had net income of $1,154,000 or $0.54 per share (basic) and $0.49 per share (diluted) for the fourth quarter of 2006 compared to net income of $52,000 or $0.03 per share (basic) and $0.02 per share (diluted) for the fourth quarter of 2005. CTI’s income for the fourth quarter of 2006 included a tax benefit of $834,000. Absent the tax benefit, CTI’s earnings before tax for the fourth quarter were $319,000.

Key Factors and Trends

During 2006, CTI experienced an increase in revenues of more than 21% over 2005 revenues. Most of that increase was derived from sales of metalized and latex balloons, although sales of commercial film products also increase by 10% during the year. CTI also achieved an increase in gross margins from 22.1% in 2005 to 25.1% in 2006.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

- FINANCIAL HIGHLIGHTS FOLLOW -

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$384,565	$261,982
Accounts receivable, (less allowance for doubtful accounts of $210,000 and $80,000 respectively)	6,442,765	4,343,671
Inventories, net	7,974,113	7,022,569
Prepaid expenses and other current assets	664,020	707,082

Total current assets	15,465,463	12,335,304

Total property, plant and equipment, net	8,592,274	9,616,744

Total other assets	2,576,212	1,584,002

TOTAL ASSETS	$26,633,949	$23,536,050

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	14,643,374	14,761,388
Total long-term liabilities, less current maturities	6,886,968	6,038,729

Minority interest	12,672	10,091

Total stockholders' equity	5,090,935	2,725,842

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$26,633,949	$23,536,050

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005

Net sales	$35,428,156	$29,189,974	$9,672,264	$6,480,189
Cost of sales	26,531,045	22,725,825	7,178,443	4,715,173
Gross profit	8,897,111	6,464,149	2,493,821	1,765,016

Operating expenses:
General and administrative	4,554,324	3,846,538	1,228,787	819,410
Selling	847,244	1,064,944	222,912	269,155
Advertising and marketing	1,200,782	776,571	354,551	174,226
Loss on sale of assets	144,936		2,959
Other (income)	(471,802)		(11,507)
Asset Impairment Loss	-	124,000		124,000

Total operating expenses	6,275,484	5,812,053	1,797,702	1,386,791

Income from operations	2,621,627	652,096	696,119	378,225

Other income (expense):
Interest expense	(1,690,825)	(1,230,964)	(414,311)	(362,811)
Other	191,270	45,128	36,888	(171,724)

Total other (expense)	(1,499,555)	(1,185,836)	(377,423)	(534,535)

Income (loss) before income taxes and minority interest	1,122,072	(533,740)	318,696	(156,310)

Income tax (benefit)	(774,195)	(200,392)	(833,525)	(208,560)

Income (loss) before minority interest	1,896,267	(333,348)	1,152,221	52,250

Minority interest in income (loss) of subsidiary	1,517	(139)	(1,597)	64

Net income (loss)	$1,894,750	$(333,209)	$1,153,818	$52,186

Income applicable to common shares	$1,894,750	$(333,209)	$1,153,818	$52,186

Basic income (loss) per common share	$0.91	$(0.17)	$0.54	$0.03

Diluted income (loss) per common share	$0.85	$(0.17)	$0.49	$0.02

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,087,145	1,977,235	2,134,462	2,036,473

Diluted	2,234,901	1,977,235	2,373,471	2,210,767